EXHIBIT 99.1
                                                                    ------------

            Contact: John Davenport or Bob Connors, CFO, 440-715-1300

                         FIBERSTARS REPORTS 2005 RESULTS

     SOLON, Ohio, March 31, 2006--Fiberstars, Inc. (Nasdaq: FBST) today announced fourth quarter and year 2005 results.

     Revenues for the year were $28,337,000, a decrease of 5% over sales for the year 2004. The loss for the year was $7,423,000 ($0.90 per share), vs. a loss of $704,000 ($0.10 per share) in 2004.

     Fourth quarter revenues were $6,234,000, a decrease of 20% over sales in the fourth quarter of 2004 of $7,840,000. The net loss in the quarter was $3,535,000 ($0.37 per share), vs. a net loss of $341,000 ($0.05 per share) in the fourth quarter of 2004.

     EFO(R) sales for the quarter were $307,000 compared to $298,000 for the same quarter a year ago. EFO sales for the year 2005 were $1,527,000 compared to $582,000 for the year 2004.

     The Company finished the year with a strong balance sheet with cash and short-term securities totaling $23,578,000 and total net assets of $38,184,000. The balance sheet was strengthened in the fourth quarter through a follow-on offering of common stock which raised $22.2 million after expenses.

     John Davenport, Fiberstars President and CEO, said, "There was a continued downward trend in "early buy" purchases by pool lighting customers in the fourth quarter, along with a small decrease in the traditional fiber optic business, causing a sales decline in the quarter. EFO sales for the quarter were flat on last year as the two large orders which had been anticipated for fourth quarter of 2005 were delayed until the second quarter of 2006. This has also impacted sales in the first quarter of 2006, as discussed below."

     "For the year, sales of EFO were $1,527,000, an increase of 2.6 times 2004 EFO sales and 5% of total sales which was at the lower end of our projections of 5-10% of total sales. As announced earlier and discussed below, EFO technology has improved ahead of our projections. Although for a variety of marketplace reasons the timing of customer orders on EFO is slower than we anticipated, we continue to believe that EFO will be as successful as we originally envisioned in 2006 and in the years to come."

     Davenport also noted, "Our move and restructuring of the company is nearly complete. Through the end of 2005 we have spent $3.1 million on restructuring and we expect our total costs to be in line with our budget of $3.5 million. While substantial cost savings from the restructuring have already been realized, further savings are expected as we complete moving the manufacturing of products offshore."

     "EFO prospects remain very positive. We are pleased by the recently announced signing of a $2.1 million DOD contract to supply lighting for three US Navy ships, which is primarily EFO business. We continue to make progress with Whole Foods Markets, with the latest single EFO store order our largest yet with that company. Albertsons recently gave us the order to light the first of six of their seafood sections with EFO. The recently announced National Elevator Cab and Door alliance is also expected to produce EFO revenue in 2006. We remain encouraged by our Gensler partnership and their continued support of EFO, including installation of EFO systems at their New York offices."

     "We are pleased with the progress of the customer testing of the new EFO ICE(TM) freezer case lighting system by a number of grocery store and mass merchandiser chains," continued Davenport. "Stores have traditionally had difficulty lighting freezer cases in a way which is both energy efficient and easy to maintain. With EFO ICE, we feel we have a solution which will give store owners better lighting using substantially less energy and saving maintenance costs. However, it is difficult to determine when these tests will translate into sizeable sales orders."

     Davenport also noted, "We have seen several potential store chain sales delayed as their decision processes and in some cases, construction cycles, have taken longer than expected. These delays, along with the late-in-the-quarter signing of the Navy ship install agreement, have resulted in our first quarter 2006 sales of EFO being about flat on first quarter sales in 2005. Our overall sales for the first quarter of 2006 will also be impacted by continued softness in the pool lighting and traditional fiber optic lighting markets. However, given the large amount of customer activity currently taking place, we still expect EFO sales for the year to be in the range of 15 to 25% of total sales, our original projection."

     R&D projects funded under both DOD and DOE contracts and grants continue to lead toward significant improvements in lamp performance. As a result of the work done in 2005, Fiberstars achieved efficiencies exceeding 50 lumens per watt for both its 4+4 and new 3+3 EFO system designs. Typical incandescent and halogen downlights range from 7 to 15 lumens per watt. A key element in achieving the improvements was the creation of the Cloverleaf(TM), a new, innovative light collector configuration for which Fiberstars recently received a patent. Further product developments from R&D work including further efficiency improvements are expected in 2006.

     Fiberstars management will host a conference call on Monday, April 3, 2006 at 9:30 a.m. EDT (6:30 a.m. PDT) to review the fourth quarter financial results and other corporate events, followed by a Q & A session. Dialing 1-800-507-9434 (US Canada) or 1-706-634-5544 (International/Local) can access the call. The conference ID number is 6902008. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The conference call will also be available over the Internet at http://www.fiberstars.com in the Investor Relations area of the site or by going to http://www.mkr-group.com. A replay of the conference call will be available two hours after the call for the following 7 days by dialing 1-800-642-1687 and entering the following pass code: 4092677. Also, an instant replay of the conference call will be available over the Internet at http://www.fiberstars.com as of April 4, 2006 and will remain available for 1 year in the Investor Relations area of the site or by going to http://www.mkr-group.com.

                                ABOUT FIBERSTARS

     Fiberstars designs, develops, manufactures and markets fiber optic lighting systems for wide-ranging uses in both the general commercial and the pool and spa lighting markets. Fiberstars' EFO system, introduced in 2004, offers energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications. The Company's headquarters are located at 32000 Aurora Rd., Solon, Ohio. The Company has additional offices in California, New York City, England and Germany. Telephone: 440-715-1300. Web site: http://www.fiberstars.com.

     Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the goals and business outlook for 2006 and thereafter, future pool market sales, the expected growth of and percentage of the company to be represented by EFO, expected product development and introductions, expected overall sales growth and profitability, and expected benefits, revenues and products from the DARPA Navy contract and other DARPA and Department of Energy R&D work. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, a slowing of the U.S. and world economy and its effects on Fiberstars' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

                                FIBERSTARS, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (amounts in thousands)

                                              December 31,     December 31,
                                                  2005             2004
                                             --------------   --------------
ASSETS
Current assets:
     Cash and cash equivalents               $        5,554   $        3,609
     Short-term investments                          18,024               --
     Accounts receivable trade, net                   6,287            7,224
     Inventories, net                                 7,852            8,433
     Prepaids and other current assets                  879              607
                                             --------------   --------------
         Total current assets                        38,596           19,873

Fixed assets, net                                     3,422            2,604
Goodwill, net                                         4,135            4,279
Intangibles, net                                         --              150
Other assets                                             56              112
                                             --------------   --------------
         Total assets                        $       46,209   $       27,018
                                             ==============   ==============

LIABILITIES
Current liabilities:
     Accounts payable                        $        2,623   $        2,920
     Accrued expenses                                 3,924            2,374
     Short-term bank borrowings                         389               38
                                             --------------   --------------
         Total current liabilities                    6,936            5,332
Long-term bank borrowings and liabilities             1,089              484
                                             --------------   --------------
         Total liabilities                            8,025            5,816
                                             --------------   --------------

SHAREHOLDERS' EQUITY
Common stock                                              1                1
Additional paid-in capital                           52,452           27,520
Unearned stock-based compensation                      (397)            (490)
Cumulative translation adjustments                       41              661
Retained earnings (accumulated deficit)             (13,913)          (6,490)
                                             --------------   --------------
         Total shareholders' equity                  38,184           21,202
                                             --------------   --------------
            Total liabilities and
            shareholders' equity             $       46,209   $       27,018
                                             ==============   ==============

                                FIBERSTARS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (amounts in thousands except per share amounts)

                                                      Three months ended      Twelve months ended
                                                         December 31,           December 31,
                                                     ---------------------   ---------------------
                                                        2005       2004         2005        2004
                                                     ---------   ---------   ---------   ---------
Net sales                                            $   6,234   $   7,840   $  28,337   $  29,731
Cost of sales                                            4,031       4,742      17,711      18,220
                                                     ---------   ---------   ---------   ---------
          Gross profit                                   2,203       3,098      10,626      11,511
                                                     ---------   ---------   ---------   ---------
Operating expenses:
     Gross research and development                      1,336       1,051       4,485       3,670
     Deduct credits from government contracts             (662)       (466)     (2,295)     (2,482)
            Net research and development                   674         585       2,190       1,188
     Sales and marketing                                 2,276       2,341       9,595       8,595
     General and administrative                            811         590       3,135       2,459
     Restructuring expense                               2,017          --       3,120
                                                     ---------   ---------   ---------   ---------
          Total operating expenses                       5,778       3,517      18,040      12,242
                                                     ---------   ---------   ---------   ---------
              Loss from operations                      (3,575)       (418)     (7,414)       (731)

Other income (expense):
     Interest and other income (expense), net               86          32         100         (31)
                                                     ---------   ---------   ---------   ---------

          Loss before income tax                        (3,489)       (386)     (7,314)       (762)
Benefit from (provision for) income taxes                  (46)         45        (109)         58
                                                     ---------   ---------   ---------   ---------
          Net Loss                                   $  (3,535)  $    (341)  $  (7,423)  $    (704)
                                                     =========   =========   =========   =========

Net loss per share - basic and diluted               $   (0.37)  $   (0.05)  $   (0.90)  $   (0.10)
                                                     =========   =========   =========   =========

Shares used in computing net income per
share - basic and diluted                                9,651       7,446       8,223       7,269
                                                     =========   =========   =========   =========